Exhibit 4.9

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (the “Agreement”) is made effective as of December 31, 2009, by and among the individuals listed on the signature page and Exhibit A, and such other persons who shall become parties pursuant to the terms hereof (collectively, the “Stockholders”; individually, a “Stockholder”) and Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”).

RECITALS

The Stockholders and the Corporation desire for their mutual benefit and protection to enter into an agreement for the continuity and stability of the business and policies of the Corporation, and to that end, the Corporation and the Stockholders hereby set forth their agreement with respect to the Stockholder Shares (as defined below) that are owned or may be acquired by the Stockholders.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders and the Corporation hereby agree as follows:

Section 1.            Definitions.

As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Agreement” means this Stockholders Agreement.

“Board” means, with respect to the Corporation, the board of directors of the Corporation.

“Common Stock” means, collectively the Common Stock, and any other class of capital stock of the Corporation authorized after the date hereof, that is not entitled to at least a fixed sum or stated value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Corporation” has the meaning set forth in the caption to this Agreement.

“Convertible Securities” means any stock or securities convertible, directly or indirectly, into or exchangeable for Common Stock.

“Equity Securities” means all shares of capital stock of the Corporation, all securities convertible into or exchangeable for shares of capital stock of the Corporation, and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, or securities convertible into or exchangeable for shares of such capital stock.

“Permitted Transferee” shall mean and include (i) another Stockholder, (i) a Stockholder’s spouse, (iii) a Stockholder’s lineal descendants or ancestors (and their spouses), (iv) a trustee of a trust for the principal benefit of a Stockholder or a person described in (ii) or (iii), (v) upon death of the Stockholder or of a Permitted Transferee of a Stockholder, his or her respective heirs, administrators and executors, or (vi) an entity a majority of the outstanding equity interests of which are owned by such Stockholder or Permitted Transferee.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means, with respect to any Person, the sale, in an underwritten public offering registered under the Securities Act, of shares of the capital stock of such Person.

“Qualified Public Offering” shall mean an initial Public Offering of Common Stock underwritten on a firm commitment basis which results in aggregate net cash proceeds to the Corporation of not less than $30,000,000 and based upon a valuation of the Corporation (prior to the consummation of such transaction) of at least $60,000,000.

“Securities Act” means the Securities Act of 1933, as the same may be amended or supplemented from time to time, or any successor statute, and the rules and regulations thereunder, as the same are from time to time in effect.

“Stockholder” means any Person (whether as of the date hereof or hereafter) who executes this Agreement as a Stockholder, or any other person which or who has executed a Stockholder Joinder.

“Stockholder Joinder” means a joinder agreement, substantially in the form of Exhibit B hereto, by which a Person may have become or may in the future become a Stockholder on or after the date hereof.

“Stockholder Shares” means (i) any Common Stock purchased or otherwise acquired by any Stockholder, (ii) any Common Stock issued upon the exercise or conversion of any Convertible Securities, and (iii) any Equity Securities issued or issuable directly or indirectly with respect to the Common Stock referred to in clause (i) and clause (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, holders of any portion of any Convertible Securities shall be deemed to be holders of Stockholder Shares issuable upon exercise of such Convertible Securities and therefore shall be subject to the provisions and restrictions of this Agreement. As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them.

“Termination Date” means the date of consummation of any Qualified Public Offering or liquidation of the Corporation.

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“Transfer” means the sale, transfer, assignment, pledge or other disposal (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of any interest in any Stockholder Shares.

Section 2.           Limitations on Transfers

No Transfer of any Stockholder Shares before the Termination Date shall become effective unless and until the transferee executes and delivers to the Corporation a counterpart to this Agreement in the form of a Stockholder Joinder, agreeing to be treated in the same manner as the transferring Stockholder. Upon such Transfer and such execution and delivery, the transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the transferred Stockholder Shares.

Section 3.           Transfer of Stockholder Shares

3.1         Right of First Refusal. In addition to any requirements set forth below, Transfers of Stockholder Shares will be subject to a right of first refusal as follows: before any Stockholder Shares may be sold or transferred (including transfer by operation of law), the holder of such Stockholder Shares (“Selling Stockholder”) shall first offer such Stockholder Shares to the Corporation and the other Stockholders in accordance with the following terms and conditions:

A.        The Selling Stockholder shall deliver a notice (the “Notice”) to the Board and the other Stockholders stating (i) its bona fide intention to sell or transfer such Stockholder Shares; (ii) the price for which its proposes to sell or transfer such Stockholder Shares; and (iii) the name of the proposed purchaser or transferee. A copy of a written offer from the proposed purchaser or transferee shall be attached to the Notice.

B.        Within thirty (30) days after receipt of the Notice, the Board may elect to cause the Corporation to purchase all or any portion of the Stockholder Shares to which the Notice refers on the same terms and conditions specified in the Notice.

C.        If the Corporation does not elect to purchase the Stockholder Shares in question, then within sixty (60) days after receipt of the Notice, the other Stockholders may elect to purchase all or any portion of the Stockholder Shares to which the Notice refers, on the same terms and conditions specified in the Notice. In the event that more than one Stockholder wishes to purchase the Stockholder Shares being offered, each of the Stockholders desiring to purchase the Stockholder Shares shall be entitled to purchase a proportionate share of the Stockholder Shares in the same ratio as the number of shares of Common Stock owned by each of them bears to the number of shares of Common Stock owned by all of them.

D.        If all of the Stockholder Shares to which the Notice refers are not purchased as provided in Paragraphs B and C immediately above, the Selling Stockholder may sell the Stockholder Shares that were not purchased to the person named in the Notice at the price specified in the Notice or at a higher price, provided that:

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(1)         such sale or transfer is consummated within ninety (90) days of the date of the Notice;

(2)         any such sale is in accordance with all the terms and conditions hereof;

(3)         the Stockholder Shares sold pursuant hereto will remain subject to the terms hereof to the same extent as if such Stockholder Shares had not been sold by the Selling Stockholder; and

(4)         Unless waived by the Corporation, the Selling Stockholder shall deliver to the Corporation an opinion of counsel, in form acceptable to counsel to the Corporation that:

(a)       The proposed Transfer of the Stockholder Shares will comply with all federal and state laws and regulations, including the Securities Act; and

(b)       The proposed Transfer will not affect the availability to the Corporation of the exemption from registration of the Stockholder Shares provided by Regulation D promulgated by the Securities and Exchange Commission under Section 4(2) of the Securities Act or any similar exemption from registration under federal law or any applicable state blue sky laws.

(c)       The proposed purchaser or transferee shall deliver to the Corporation an investment letter, in form acceptable to the Board, stating that such proposed purchaser or transferee is acquiring the Stockholder Shares in the Corporation for investment purposes only and not for the purpose of reselling or otherwise distributing such Stockholder Shares to the public.

E.         An offer shall be accepted by giving notice of acceptance to the party giving notice of the offer. If acceptance is by the Corporation, notice of acceptance shall be given concurrently to the Stockholders. If the acceptance is by one or more of the Stockholders other than the Selling Stockholder, notice of the acceptance shall be given concurrently to the Corporation and to all Stockholders.

F.         Reimbursement of Expenses. The Selling Stockholder shall reimburse the Corporation for all expenses, including, without limitation, legal fees, connected with such Transfer.

3.2        Permitted Transferee. The provisions of Section 3.1 shall not apply to a proposed Transfer to a Permitted Transferee.

Section 4.           Involuntary Transfer

If Stockholder Shares are to be purchased pursuant to an offer that is the result of a proposed transfer pursuant to a judicial or private sale under writ of execution or foreclosure of a security in the Stockholder Shares, the price to be paid shall be the total amount required to redeem the Stockholder Shares and discharge or satisfy the judicial process or security agreement. If the Corporation or the Stockholders purchase the Stockholder Shares under the circumstances described in this subsection, the Selling Stockholder shall have a period of sixty (60) days after such purchase within which to redeem the shares by repayment to the Corporation or the Stockholders of the amount paid for the Stockholder Shares plus any other costs, including attorney’s fees, incurred by the Corporation or the Stockholders in the making of such purchase, plus Stockholder Shares on the amount paid and costs incurred at the rate of ten percent (10%) per annum from the date of payment.

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Section 5.           Additional Restrictions on Transfer of Stockholder Shares

5.1         Legend. The certificates representing the Stockholder Shares shall bear a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, THE ARIZONA SECURITIES ACT OR THE SECURITIES LAWS OF ANY OTHER STATE OR JURISDICTION. THEY MAY NOT BE PURCHASED WITH A VIEW FOR DISTRIBUTION OR RESALE, AND MAY ONLY BE OFFERED, SOLD, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITY UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES ACT, OR AN OPINION OF COUNSEL FOR THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR THE LAWS OF ANY OTHER JURISDICTION. THIS CERTIFICATE SHALL BE REGISTERED ON THE BOOKS OF THE CORPORATION WITH “STOP TRANSFER” INSTRUCTIONS, THUS PRECLUDING FUTURE UNREGISTERED TRANSFER.

THE HOLDER OF THESE SECURITIES IS SUBJECT TO A STOCKHOLDERS AGREEMENT DATED DECEMBER 31, 2009 BETWEEN THE CORPORATION AND CERTAIN STOCKHOLDERS OF THE CORPORATION AND, EXCEPT AS PROVIDED IN SUCH AGREEMENT, THE TRANSFEREE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MUST AGREE TO BE BOUND BY THE TERMS OF SUCH STOCKHOLDERS AGREEMENT AS A CONDITION OF TRANSFER.

5.2         Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Corporation shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such Stockholder Shares for any purpose.

5.3         Pledges. Notwithstanding any provision in this Agreement to the contrary, no holder of Stockholder Shares may pledge any Stockholder Shares on or after the date hereof.

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Section 6.           Binding Effect; Joinders; Additional Shares

6.1        Any transferee of Stockholder Shares from a Stockholder (other than the Corporation or another Stockholder) shall, as a condition to such Transfer, be deemed a Stockholder for purposes of this Agreement and be bound by and subject to the terms and provisions of this Agreement applicable to Stockholders, and if not already a signatory to this Agreement as a Stockholder, such Person shall execute and deliver to the Corporation a Stockholder Joinder.

6.2        In the event additional Stockholder Shares are issued by the Corporation to a Stockholder at any time during the term of this Agreement, such additional Stockholder Shares shall, as a condition to such issuance, be deemed subject to the terms and provisions of this Agreement.

Section 7.           No Conflicting Agreements

No Stockholder shall enter into any stockholder agreements or arrangements of any kind with any Person with respect to any Stockholder Shares on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Stockholders or with Persons that are not parties to this Agreement), including, but not limited to, agreements or arrangements with respect to the acquisition or disposition of Stockholder Shares in a manner that is inconsistent with this Agreement.

Section 8.           Further Assurances

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.           Termination

9.1        All of the provisions of this Agreement shall terminate and, except as otherwise expressly provided herein, shall be of no further force or effect and shall not be binding upon any party hereto, upon the first to occur of (A) the consummation of a Qualified Public Offering and (B) the approval of such termination by the Corporation and the holders of seventy-five percent (75%) of the Stockholder Shares.

9.2        As to any particular Stockholder, this Agreement shall no longer be binding or of further force or effect as to such Stockholder, except as otherwise expressly provided herein, as of the date such Stockholder has transferred all such Stockholder's Stockholder Shares and each transferee of such Stockholder Shares shall have become a party hereto; provided, however, that no such termination shall be effective if such Stockholder is in breach of this Agreement immediately before or after giving effect to such Transfer(s).

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Section 10.           General Provisions

10.1        Amendment; Waiver and Release. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by all of the Stockholders of the Corporation. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Notwithstanding the above, amendments may be made to this Agreement from time to time by the Board without the consent of the Stockholders only to cure any ambiguity or correct or supplement any provision hereunder which may be inconsistent with any other provision hereunder provided that such amendment is for the benefit of the Stockholders.

10.2        Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.3        Entire Agreement.    Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

10.4        Successors and Assigns.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Corporation and, so long as Stockholder Shares are held by such Person, each Person which or who was a Stockholder on the date hereof and each Person which or who was or in the future becomes a Stockholder, subsequent to that date, shall not assign or transfer Stockholder Shares unless such Stockholder shall comply with this Agreement. None of the provisions hereof shall create, or be construed or deemed to create, any right of employment in favor of any Person by the Corporation or any of its Subsidiaries. This Agreement is not intended to create any third party beneficiaries.

10.5        Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

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10.6        Remedies. The Corporation and the Stockholders shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Corporation and the Stockholders agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Corporation and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

10.7        Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by facsimile, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)       If to the Corporation, to:

Cancer Prevention Pharmaceuticals, Inc.

1760 E. River Road, Suite 250

Tucson, AZ  85718

with a copy to:

Hecker & Muehlebach, PLLC

Rockwell Building

405 West Franklin Street

Tucson, AZ 85701-8209

Attention: Lawrence M. Hecker

Telephone: (520) 798-3803

Fax: (520) 620-0405

(ii)     If to a Stockholder set forth on Schedule A hereto, to the related address or facsimile number set forth on Schedule A hereto.

(iii)     If to a Stockholder not set forth on Schedule A hereto, to the related address or facsimile number set forth in the Stockholder Joinder executed and delivered by such Stockholder to the Corporation.

All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery or delivery by facsimile, on the date of such delivery, (b) in the case of delivery by nationally recognized overnight courier, on the third (3rd) business day following such dispatch and (c) in the case of mailing, on the seventh (7th) business day following such mailing.

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10.8        GOVERNING LAW.    THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF ARIZONA, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ARIZONA TO BE APPLIED, EXCEPT TO THE EXTENT THAT THIS AGREEMENT RELATES TO THE INTERNAL AFFAIRS OF THE CORPORATION, WHICH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF ARIZONA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ARIZONA TO BE APPLIED TO SUCH MATTERS. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF ARIZONA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

10.9        Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10.10        Construction   Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.11       Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

10.12       Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

[signature page follows]

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[signature page to Cancer Prevention Pharmaceuticals Stockholders Agreement

of December 31, 2009]

Cancer Prevention Pharmaceuticals, Inc.

By:	/s/ Jeffrey Jacob

Its:	CEO

Stockholders:

Meyskens Pharmaceutical Investors, LLC	Gerner Pharmaceutical Investors, LLC,

/s/ Frank Meyskens	/s/ Eugene Gerner
Frank Meyskens	Eugene Gerner
Co-Founder
Title	Title

The Tierney Family Trust

/s/ Thomas T. Tierney	/s/ Jeffrey Jacob
Thomas T. Tierney, Trustee	Jeffrey Jacob

/s/ Elizabeth C. Tierney	/s/ Deborah Jacob
Elizabeth C. Tierney, Trustee	Spouse

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EXHIBIT A

STOCKHOLDERS

1.	Meyskens Pharmaceutical Investors, LLC, an Arizona limited liability company
2.	Gerner Pharmaceutical Investors, LLC, an Arizona limited liability company
3.	The Tierney Family Trust, Thomas T. or Elizabeth C. Tierney as Trustees, (“Tierney”)
4.	Jeffrey Jacob (“Jacob”).

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EXHIBIT B

STOCKHOLDER JOINDER

By execution of this Stockholder Joinder, the undersigned agrees to become a party to that certain Stockholders Agreement dated as of December 31, 2009 (as the same may be amended, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), among Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation, and certain of its stockholders. The undersigned shall have all the rights, and shall observe all the obligations, applicable to a Stockholder (as defined in the Stockholders Agreement).

Name:

Address for Notices:	With copies to:

Signature:

Date:

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